Exhibit 99.1

Argan, Inc. Reports Second Quarter Results

September 7, 2021 – ROCKVILLE, MD – Argan, Inc. (NYSE: AGX) (“Argan” or the “Company”) today announced financial results for its second quarter ended July 31, 2021. For additional information, please read the Company’s Quarterly Report on Form 10-Q, which the Company intends to file today with the U.S. Securities and Exchange Commission (the “SEC”). The Quarterly Report can be retrieved from the SEC’s website at www.sec.gov or from the Company’s website at www.arganinc.com.

Summary Information (dollars in thousands, except per share data)

	July 31,
	2021	2020		Change
For the Quarter Ended:
Revenues	$133,008	$87,492		$45,516
Gross profit	27,652	15,630		12,022
Gross margin %	20.8%	17.9%		2.9%
Net income attributable to the stockholders of the Company	$12,870	$5,609		$7,261
Diluted per share	0.81	0.36		0.45
EBITDA attributable to the stockholders of the Company	18,145	8,153		9,992
Diluted per share	1.14	0.52		0.62
Cash dividends per share	0.25	1.25	(1)	(1.00)

	July 31,	January 31,
As of:	2021	2021	Change
Cash, cash equivalents and short-term investments	$491,480	$456,726	$34,754
Net liquidity (2)	290,309	270,133	20,176
RUPO (3)	467,877	552,531	(84,654)

(1)	The Company declared and paid a $1.00 per share special dividend during the three months ended July 31, 2020.
(2)	Net liquidity, or working capital, is defined as total current assets less total current liabilities.
(3)	The amount of remaining unsatisfied performance obligations (“RUPO”) represents the project backlog related to active contracts with customers, as determined under revenue recognition rules.

“We are pleased to announce our most profitable quarter since 2018 with $0.81 in earnings per share, which is our fourth consecutive quarter of earnings per share equal to or in excess of $0.60,” Rainer Bosselmann, Chairman and Chief Executive Officer of Argan, said. “All of our business segments generated gross profit margins in excess of 20% and we are on pace to generate over $0.5 billion in revenues for the fiscal year.  These successes during the ongoing COVID-19 pandemic reflect the talent and adaptability of our employees. We have reached peak construction on the Guernsey Power Station, which is the largest single-phase gas-fired power plant construction project in the US. Additionally, we started work on an EPC services contract to build one of the largest solar power plants in Pennsylvania, which complements our core gas-fired power plant business.”

Consolidated revenues for the quarter ended July 31, 2021 were $133.0 million, which represented an increase of $45.5 million, or 52.0%, from consolidated revenues of $87.5 million reported for the three months ended July 31, 2020. The increase was primarily due to increasing revenues at Gemma Power Systems associated with the ongoing construction of the Guernsey Power Station and the initial construction activities on the Maple Hill solar energy facility which began in May 2021. The combined revenues associated with these two projects represented 67.3% of consolidated revenues for the three months ended July 31, 2021. Additionally, revenues at The Roberts Company, our industrial fabrication and field services segment, increased by $13.5 million, or 80.7%, to $30.2 million for the period compared to revenues of $16.7 million for the three months ended July 31, 2020.  Our businesses were adversely impacted by the COVID-19 outbreak during the three months ended July 31, 2020; the effects were minimized during the current quarter.

Consolidated gross profit for the three-month period ended July 31, 2021 was $27.7 million, which is primarily a reflection of increased consolidated revenues. The gross profit percentages of corresponding revenues for the power industry services, industrial services and the telecommunications infrastructure segments were 20.7%, 20.9% and 21.8%, respectively, for the quarter ended July 31, 2021.

Selling, general and administrative expenses for the three months ended July 31, 2021 and 2020 were $10.3 million, or 7.8% of corresponding consolidated revenues, and $9.1 million, or 10.4% of corresponding consolidated revenues, respectively.

Due primarily to the consolidated pre-tax book income reported for the three-month period ended July 31, 2021 in the amount of $17.1 million, we reported income tax expense in the amount of $4.2 million, which represents an effective income tax rate of 24.6% for the period. For the three-month period ended July 31, 2020, we recorded an income tax expense of $1.4 million which represented an effective income tax rate of approximately 20.0% for the three-month period.

For the three months ended July 31, 2021, our improved overall operating performance resulted in net income attributable to our stockholders in the amount of $12.9 million, or $0.81 per diluted share, compared to $5.6 million, or $0.36 per diluted share, in the prior year quarter.

For the six months ended July 31, 2021, our improved overall operating performance resulted in net income attributable to our stockholders in the amount of $23.6 million, or $1.48 per diluted share, compared to $4.8 million, or $0.31 per diluted share, in the prior year period.

As of July 31, 2021, cash, cash equivalents and short-term investments totaled $491 million and net liquidity was $290 million; furthermore, the Company had no debt. The Company’s consolidated amount of RUPO was approximately $0.5 billion as of July 31, 2021.

About Argan, Inc.

Argan’s primary business is providing a full range of services to the power industry, including the renewable energy sector. Argan’s service offerings focus on the engineering, procurement and construction of natural gas-fired power plants and renewable energy facilities, along with related commissioning, operations management, maintenance, project development and consulting services, through its Gemma Power Systems and Atlantic Projects Company operations. Argan also owns The Roberts Company, which is a fully integrated fabrication, construction and industrial plant services company, and SMC Infrastructure Solutions, which provides telecommunications infrastructure services.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Reference is hereby made to the cautionary statements made by the Company with respect to risk factors set forth in its most recent reports on Form 10-K, Forms 10-Q and other SEC filings. The Company’s future financial performance is subject to risks and uncertainties including but not limited to the successful addition of new contracts to project backlog, the receipt of corresponding notices to proceed with contract activities, the Company’s ability to successfully complete the projects that it obtains and the resurgence of the COVID-19 pandemic due to the spread of the Delta variant. The Company has several signed EPC contracts that have not started and may not start as forecasted due to market and other circumstances beyond its control. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to the risk factors highlighted above and described regularly in the Company’s SEC filings.

Company Contact:	Investor Relations Contact:
Rainer Bosselmann	David Watson
301.315.0027	301.315.0027

ARGAN, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	2021	2020	2021	2020
REVENUES	$133,008	$87,492	$259,349	$147,640
Cost of revenues	105,356	71,862	207,983	128,001
GROSS PROFIT	27,652	15,630	51,366	19,639
Selling, general and administrative expenses	10,331	9,085	20,223	19,429
INCOME FROM OPERATIONS	17,321	6,545	31,143	210
Other (expense) income, net	(260)	451	452	1,539
INCOME BEFORE INCOME TAXES	17,061	6,996	31,595	1,749
Income tax (expense) benefit	(4,191)	(1,397)	(7,959)	3,057
NET INCOME	12,870	5,599	23,636	4,806
Net loss attributable to non-controlling interests	—	(10)	—	(40)
NET INCOME ATTRIBUTABLE TO THE STOCKHOLDERS OF ARGAN, INC.	12,870	5,609	23,636	4,846
Foreign currency translation adjustments	(139)	(83)	(257)	(329)
COMPREHENSIVE INCOME ATTRIBUTABLE TO THE STOCKHOLDERS OF ARGAN, INC.	$12,731	$5,526	$23,379	$4,517

NET INCOME PER SHARE ATTRIBUTABLE TO THE STOCKHOLDERS OF ARGAN, INC.
Basic	$0.82	$0.36	$1.50	$0.31
Diluted	$0.81	$0.36	$1.48	$0.31

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
Basic	15,769	15,653	15,748	15,648
Diluted	15,982	15,788	15,978	15,767

CASH DIVIDENDS PER SHARE	$0.25	$1.25	$0.50	$1.50

ARGAN, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	July 31,	January 31,
	2021	2021
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$451,415	$366,671
Short-term investments	40,065	90,055
Accounts receivable, net	43,120	28,713
Contract assets	25,377	26,635
Other current assets	37,679	34,146
TOTAL CURRENT ASSETS	597,656	546,220
Property, plant and equipment, net	19,209	20,361
Goodwill	27,943	27,943
Other purchased intangible assets, net	3,644	4,097
Deferred taxes	—	249
Right-of-use and other assets	3,537	3,760
TOTAL ASSETS	$651,989	$602,630

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$44,317	$53,295
Accrued expenses	49,308	50,750
Contract liabilities	213,722	172,042
TOTAL CURRENT LIABILITIES	307,347	276,087
Deferred taxes	751	—
Other noncurrent liabilities	3,356	4,135
TOTAL LIABILITIES	311,454	280,222

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.10 per share – 500,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $0.15 per share – 30,000,000 shares authorized; 15,772,673 and 15,706,202 shares issued at July 31, 2021 and January 31, 2021, respectively; 15,769,440 and 15,702,969 shares outstanding at July 31, 2021 and January 31, 2021, respectively	2,366	2,356
Additional paid-in capital	155,904	153,282
Retained earnings	181,862	166,110
Accumulated other comprehensive loss	(1,338)	(1,081)
TOTAL STOCKHOLDERS’ EQUITY	338,794	320,667
Non-controlling interests	1,741	1,741
TOTAL EQUITY	340,535	322,408
TOTAL LIABILITIES AND EQUITY	$651,989	$602,630

ARGAN, INC. AND SUBSIDIARIES

Reconciliation to EBITDA

(In thousands)(Unaudited)

	Three Months Ended
	July 31,
	2021	2020
Net income, as reported	$12,870	$5,599
Income tax expense	4,191	1,397
Depreciation	859	921
Amortization of purchased intangible assets	225	226
EBITDA	18,145	8,143
EBITDA of non-controlling interests	—	(10)
EBITDA attributable to the stockholders of Argan, Inc.	$18,145	$8,153